                                                                    EXHIBIT 99.1

              Contact: Larry McPherson                        Symbol:  TSIC
              Chief Financial Officer                         Traded:  Nasdaq National Market
              and Treasurer
              Tropical Sportswear Int'l Corporation
              Tel: (813) 249-4900
              Fax: (813) 881-0627

                                                              FOR IMMEDIATE RELEASE

Tropical sells the Duck Head(R)brand to Goody's

TAMPA,  Florida,  June 2, 2003 -Tropical  Sportswear Int'l Corporation ("TSI") (Nasdaq:  TSIC) announced today that it has sold the Duck Head(R)trademark to Goody's Family Clothing, Inc.  ("Goody's")  (Nasdaq:  GDYS) for $4 million in cash. The purchase  agreement  provides that TSI will be able to continue to sell existing Duck Head(R)inventory for a period of time and that Goody's will purchase certain  remaining  inventory from TSI. Goody's will assume all licenses associated with the Duck Head(R)trademark effective immediately.

TSI had  previously  announced  that it would exit its current Duck Head(R)retail outlet business as leases expire.
With the sale of the Duck Head(R)trademark,  the timing of that exit will be accelerated and a substantial  portion of the $4  million  in  proceeds  will be used for the  accelerated  closure.  All  retail  outlet  stores  are now expected to be closed by November of this year.

Mr. Christopher Munday, CEO and President,  commented, "In addition to being a good decision financially,  the sale of the Duck Head(R)brand and exiting the retail outlet store  business will free up valuable resources and allow us to focus on our core business."

TSI is a designer,  producer and marketer of high-quality  branded and retailer  private  branded apparel  products that are sold to major retailers in all levels and channels of  distribution.  Primary product lines feature casual and  dress-casual  pants,  shorts,  denim jeans,  and woven and knit shirts for men, women,  boys and girls.  Major owned brands include  Savane(R), Farah(R),  Flyers(TM),  The Original Khaki Co.(R),  Bay to Bay(R),  Two Pepper(R),
Royal Palm(R),  Banana Joe(R),  and  Authentic Chino Casuals(R).   Licensed  brands  include  Bill Blass(R) and Van
Heusen(R).  Retailer national private brands that we produce include Puritan(R), Member's Mark(R), Sonoma(R), Croft
& Barrow(R), St. John's  Bay(R), Charter Club(R),  Roundtree & Yorke(R),  Geoffrey Beene(R), G.H. Bass(R), Izod(R),
and White Stag(R).  TSI distinguishes  itself by  providing  major  retailers  with comprehensive  brand management programs  and  uses advanced  technology to provide retailers with customer,  product and market analyses,  apparel design, and merchandising  consulting and inventory forecasting with a focus on return on investment.

         This press release contains  forward-looking  statements,  which are subject to the safe harbor created by the Private  Securities  Litigation  Reform Act of 1995.  TSI  cautions  that these  statements  represent  current expectations  of future  events and involve  certain  risks and  uncertainties  that could cause actual  results to differ  materially from those  anticipated in these  forward-looking  statements as a result of factors  including, without limitation,  the potential negative effect on existing  customer  relationships of selling the Duck Head(R)
trademark,  the potential negative effects  resulting from TSI's decision to more quickly exit out the Duck Head(R)
retail outlet business;  general economic  conditions,  including recession or other cyclical effects impacting our customers in the US or abroad;  potential  changes in demand in the retail  market;  increases in costs;  and other risk factors  listed from time to time in TSI's reports  (including  its Annual Report on Form 10-K) filed with the
Securities and Exchange Commission.